Exhibit 99.1

Investment Technology Group, Inc. 380 Madison Avenue, New York, NY 10017 (212) 588-4000

FOR IMMEDIATE RELEASE

ITG Reports Second Quarter 2005 EPS of $0.41

Earnings Per Share Increase 86 Percent

NEW YORK, NY, July 28, 2005 - Investment Technology Group, Inc. (NYSE: ITG), a leading provider of technology-based equity trading services and transaction research, today announced that for the second quarter ended June 30, 2005, net income was $17.4 million, 83 percent higher than net income of $9.5 million in the second quarter of 2004. Earnings were $0.41 per diluted share, an increase of 86 percent versus earnings of $0.22 per diluted share in the second quarter of last year. ITG’s total revenues for the second quarter of 2005 were $102.2 million, 26 percent higher than total revenue of $81.0 million for the second quarter of 2004. Net income included $1.0 million, or $0.02 per share, of recognized tax benefits from certain capital loss carry-forwards.

On a pro forma operating basis, net income was $15.8 million, 98 percent higher than operating income of $8.0 million in the second quarter of 2004. Operating earnings were $0.38 per diluted share, an increase of 100 percent versus operating earnings of $0.19 per diluted share in the second quarter of last year. Operating results exclude a pre-tax gain of $2.7 million, or $0.03 per diluted share, on investment securities sold in the second quarter of 2005. The second quarter 2004 operating results exclude a one-time pre-tax gain of $2.4 million, or $0.03 per diluted share, from the sale of the company’s interest in KTG Technologies Corp. Pre-tax operating margins were 24.9 percent, up from 18.2 percent in the second quarter of 2004.

“ITG’s strong performance and continued market share gain this quarter demonstrate the progress we’ve made in successfully executing ITG’s corporate growth strategy,” stated Ray Killian, ITG’s Chairman, President and Chief Executive Officer. “The Macgregor acquisition will be an important step forward and we remain committed to offering customers superior service and solutions across the trading spectrum.”

Domestically, ITG’s trading volume for the second quarter of 2005 was 6.4 billion shares (averaging 100 million shares per trading day) compared to 5.8 billion shares in the first quarter of 2005 (averaging 96 million shares per trading day) and 5.0 billion in the second quarter of 2004 (averaging 81 million shares per trading day).

ITG’s International business posted a record quarter with revenues of $22.9 million, 15 percent higher than revenues of $19.9 million in the second quarter of 2004. Excluding the impact of the second quarter of 2004 non-recurring pretax gain of $2.4 million, International revenues increased by 31 percent from second quarter 2004 operating revenues of $17.5 million.  International pre-tax operating profits grew from $0.3 million in the second quarter of 2004 to $2.0 million in the second quarter of 2005.

“We have continued to make progress in our international expansion, and I look forward to continued revenue growth and contribution to ITG earnings in 2005 and beyond,” stated Mr. Killian.

YEAR TO DATE – US GAAP RESULTS

For the six months ended June 30, 2005, revenues increased 22 percent from the prior year period to $193.8 million, net income increased 73 percent to $30.7 million and diluted earnings per share increased 78 percent to $0.73.

Conference Call

ITG has scheduled a conference call today at 11:00 a.m. ET to discuss second quarter results. Those wishing to listen to the call should dial 1-888-208-1812 at least 10 minutes prior to the start of the call to ensure connection.  A listen-only webcast will also be available on ITG’s website at www.itginc.com/investor.  For those unable to listen to the live broadcast of the call, a replay will be available for one week by dialing 1-888-203-1112 and entering the pass code 7728774. A replay will be available for two weeks on ITG’s website. Both methods of listening to the replay will be available starting approximately two hours after the completion of the conference call.

About ITG

Investment Technology Group, Inc. (ITG), is a specialized brokerage firm that partners with clients globally to provide innovative solutions spanning the entire trading process.  A pioneer in electronic trading, ITG has a unique approach to trading that combines pre-trade analysis, trade execution, and post-trade evaluation to provide continuous improvements in trading and cost efficiency. The firm is headquartered in New York and maintains offices in North America, Europe and the Asia Pacific regions. For additional information, visit www.itginc.com.

In addition to historical information, this press release may contain “forward-looking” statements, as defined in the Private Securities Litigation Reform Act of 1995, that reflect management’s expectations for the future. A variety of important factors could cause results to differ materially from such statements. These factors include the company’s ability to achieve expected future levels of sales; the actions of both current and potential new competitors; rapid changes in technology; financial market volatility; general economic conditions in the

United States and elsewhere; evolving industry regulation; cash flows into or redemption from equity funds; effects of inflation; customer trading patterns; and new products and services. These and other risks are described in greater detail in the company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2004, and other documents filed with the Securities and Exchange Commission and available on the company’s web site.

Contacts:

Howard C. Naphtali	Maureen Murphy
Chief Financial Officer	Investor Relations
(212) 444-6160	(212) 444-6323

INVESTMENT TECHNOLOGY GROUP, INC.

Consolidated Statements of Income (unaudited)

(In thousands, except per share amounts)

	Three Months Ended		Six Months Ended
	June 30,	June 25,	June 30,	June 25,
	2005	2004	2005	2004
Revenues:
Commissions	$95,688	$75,673	$183,221	$150,182
Other	6,494	5,314	10,623	8,377
Total revenues	102,182	80,987	193,844	158,559

Expenses:
Compensation and employee benefits	38,106	29,370	71,971	58,542
Transaction processing	14,013	12,171	27,209	23,751
Software royalties	—	3,288	1,088	7,104
Occupancy and equipment	7,220	7,449	14,473	14,790
Telecommunications and data processing services	4,935	4,338	9,800	8,975
Other general and administrative	10,398	7,697	19,582	14,876
Total expenses	74,672	64,313	144,123	128,038

Income before income tax expense	27,510	16,674	49,721	30,521

Income tax expense	10,070	7,190	19,045	12,783
Net income	$17,440	$9,484	$30,676	$17,738
Earnings per share:
Basic	$0.41	$0.22	$0.73	$0.41
Diluted	$0.41	$0.22	$0.73	$0.41
Basic weighted average number of common shares outstanding	42,040	43,138	42,025	43,726
Diluted weighted average number of common shares outstanding	42,204	43,144	42,183	43,734

INVESTMENT TECHNOLOGY GROUP, INC.

Consolidated Statements of Financial Condition

(In thousands, except share amounts)

	June 30,	December 31,
	2005	2004
	(unaudited)
Assets
Cash and cash equivalents	$198,960	$206,465
Cash restricted or segregated	8,999	7,287
Securities owned, at fair value	9,090	32,530
Receivables from brokers, dealers and other, net	569,003	198,642
Investments in limited partnerships	10,427	20,311
Premises and equipment, net	19,931	24,023
Capitalized software, net	10,947	8,926
Goodwill	175,946	86,550
Other Intangibles	12,650	2,657
Deferred taxes	8,769	10,226
Other assets	12,228	14,841
Total assets	$1,036,950	$612,458

Liabilities and Stockholders’ Equity
Liabilities:
Accounts payable and accrued expenses	$100,625	$82,821
Payables to brokers, dealers and other	525,174	142,446
Software royalties payable	—	3,350
Securities sold, not yet purchased, at fair value	299	30
Income taxes payable	8,248	13,310
Total liabilities	634,346	241,957

Commitments and contingencies
Stockholders’ Equity:
Preferred stock, par value $0.01; shares authorized: 1,000,000; shares issued: none	—	—
Common stock, par value $0.01; shares authorized: 100,000,000; shares issued: 51,363,873 and 51,327,388 at June 30, 2005 and December 31, 2004, respectively and 42,040,874 and 41,950,670 shares outstanding at June 30, 2005 and December 31, 2004, respectively	514	513
Additional paid-in capital	164,945	161,169
Retained earnings	405,637	374,961
Common stock held in treasury, at cost; shares: 9,322,999 and 9,376,718 at June 30, 2005 and December 31, 2004, respectively	(176,081)	(177,095)
Accumulated other comprehensive income:
Currency translation adjustment	7,589	10,953
Total stockholders’ equity	402,604	370,501
Total liabilities and stockholders’ equity	$1,036,950	$612,458

INVESTMENT TECHNOLOGY GROUP, INC.

Reconciliation of US GAAP Results to Pro Forma Operating Results (unaudited)

In evaluating the Company’s financial performance, management reviews results from operations which excludes non-operating or one-time charges.  Pro forma earnings per share is a non-GAAP (generally accepted accounting principles) performance measure, but the Company believes that it is useful to assist investors in gaining an understanding of the trends and operating results for the Company’s core businesses. Pro forma earnings per share should be viewed in addition to, and not in lieu of, the Company’s reported results under US GAAP.

The following is a reconciliation of US GAAP results to pro forma results for the periods presented (in thousands except per share amounts):

	Three Months Ended		Six Months Ended
	June 30, 2005	June 25, 2004	June 30, 2005	June 25, 2004

Total revenues	$102,182	$80,987	$193,844	$158,559
Less:
Non-recurring revenue (1)	(2,699)	(2,391)	(2,824)	(2,391)
Pro forma revenues	99,483	78,596	191,020	156,168

Total expenses	74,672	64,313	144,123	128,038

Income before income tax expense	27,510	16,674	49,721	30,521
Effect of pro forma adjustments	(2,699)	(2,391)	(2,824)	(2,391)
Pro forma income before income tax expense	24,811	14,283	46,897	28,130

Income tax expense	10,070	7,190	19,045	12,783
Tax effect of pro forma adjustments	(1,106)	(909)	(1,158)	(909)
Pro forma income tax expense	8,964	6,281	17,887	11,874

Net income	17,440	9,484	30,676	17,738
Net effect of pro forma adjustments	(1,593)	(1,482)	(1,666)	(1,482)
Pro forma net income	$15,847	$8,002	$29,010	$16,256

Diluted earnings per share	$0.41	$0.22	$0.73	$0.41
Net effect of pro forma adjustments	(0.03)	(0.03)	(0.04)	(0.04)
Pro forma diluted earnings per share	$0.38	$0.19	$0.69	$0.37

Notes:

(1) 2005 non-recurring revenue is comprised of gains from our shares of Archipelago Holdings common stock that we received as part of an equity entitlement program, of which $2.7 million was recognized in the Second Quarter of 2005, as well as a recovery against previous investment write-downs of $0.4 million in First Quarter 2005.  2004 non-recurring revenue is comprised of a gain of $2.4 million on the sale of 50% of Investment Technology Group, Inc.’s (“ITG”) Canadian subsidiary, KTG Technology Corp. in the Second Quarter 2004.